Exhibit 99.1

PARSONS

FIRST QUARTER 2023

Earnings Press Release

Parsons* third quarter 2022 earnings press release

Parsons Reports Strong First Quarter 2023 Results

Q1 2023 Financial Highlights

▪
Record quarterly revenue of $1.2 billion, representing a 24% increase year-over-year
▪
Record quarterly organic revenue growth of 12% driven by strength in both segments
▪
Record first quarter net income increases by 24% to $26 million
▪
Record first quarter adjusted EBITDA increases by 22% to $90 million
▪
Record first quarter cash flow from operations increases $17 million from Q1 2022
▪
Book-to-bill ratio of 1.2x on contract awards growth of 51%
▪
Increasing 2023 guidance ranges for revenue, adjusted EBITDA, and cash flow from operations

CENTREVILLE, VA – May 3, 2023 Parsons Corporation (NYSE: PSN) today announced financial results for the first quarter ended March 31, 2023.

CEO Commentary

“We had a strong quarter with record first quarter total revenue, organic growth, adjusted EBITDA, and cash flow results,” said Carey Smith, chair, president, and chief executive officer. “We also won large strategic contracts in both our Federal Solutions and Critical Infrastructure segments driving a 51% increase in contract award activity. In addition, we maintained our hiring and retention momentum, acquired a strategic asset that enhances Parsons’ critical infrastructure protection capabilities, and increased all three of our 2023 guidance metrics. I am very excited about our business given the significant amount of new and recompete contracts we have won, our strong backlog, and robust balance sheet that will enable us to continue to make accretive acquisitions to drive future revenue growth and margin expansion.”

First Quarter 2023 Results

Year-over-Year Comparisons (Q1 2023 vs. Q1 2022)

Total revenue for the first quarter of 2023 increased by $224 million, or 24%, to $1.2 billion. This increase was primarily driven by organic growth of 12% due to higher volume on new and existing contracts. The company’s Xator acquisition contributed approximately $112 million of revenue in the first quarter of 2023. Operating income increased 43% to $51 million primarily due to the ramp-up of new and existing contracts. Net income increased 24% to $26 million. GAAP diluted earnings per share (EPS) attributable to Parsons was $0.23 in the first quarter of 2023, compared to $0.19 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the first quarter of 2023 was $90 million, a 22% increase over the prior year period. The adjusted EBITDA increase was driven primarily by the ramp-up of new and existing contracts and contributions from our Xator acquisition. Adjusted EBITDA margin was 7.7% in the first quarter of 2023, compared to 7.8% in the first quarter of 2022. The year over year margin decrease was primarily driven by lower equity in earnings as a result of contract change orders, which are delaying the timing of profit recognition into future quarters, and legacy program impacts. Adjusted EPS was $0.43 in the first quarter of 2023, compared to $0.40 in the first quarter of 2022. The year-over-year adjusted EPS increase was driven by the adjusted EBITDA increases noted above.

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Segment Results

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q1 2023 vs. Q1 2022)

	Three Months Ended		Growth
	March 31, 2023	March 31, 2022	Dollars/ Percent	Percent
Revenue	$634,546	$491,629	$142,917	29%
Adjusted EBITDA	$56,233	$42,755	$13,478	32%
Adjusted EBITDA margin	8.9%	8.7%	0.2%	2%

First quarter 2023 revenue increased $143 million, or 29%, compared to the prior year period due to organic growth of 6% and approximately $112 million from Xator. Organic revenue growth was primarily driven by higher volume on existing contracts.

First quarter 2023 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $13 million, or 32%. Adjusted EBITDA margin increased to 8.9% from 8.7% in the prior year period. These increases were driven primarily by operating leverage and our higher margin Xator acquisition.

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q1 2023 vs. Q1 2022)

	Three Months Ended		Growth
	March 31, 2023	March 31, 2022	Dollars/ Percent	Percent
Revenue	$538,920	$457,440	$81,480	18%
Adjusted EBITDA	$34,158	$31,493	$2,665	8%
Adjusted EBITDA margin	6.3%	6.9%	-0.6%	-9%

First quarter 2023 Critical Infrastructure revenue increased $81 million, or 18% (all organic), compared to the prior year period driven primarily by higher contract volume in both our Middle East and North American operations.

First quarter 2023 adjusted EBITDA including noncontrolling interests increased by $2.7 million, or 8%, compared to the prior year period. Adjusted EBITDA margin decreased to 6.3% from 6.9% in the prior year period. The increase in adjusted EBITDA was driven by higher volume on new and existing contracts, offset by lower equity in earnings as a result of change orders and legacy program impacts.

First Quarter 2023 Key Performance Indicators

▪
Book-to-bill ratio: 1.2x on net bookings of $1.4 billion.
▪
Book-to-bill ratio (trailing twelve-months): 1.1x on net bookings of $4.7 billion.
▪
Total backlog: $8.4 billion, up $186 million from Q4 2022.
▪
Cash flow from operating activities: First quarter 2023: ($9) million compared to ($26) million in first quarter of 2022.

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Significant Contract Wins

Parsons continues to win large strategic contracts in both the Federal Solutions and Critical Infrastructure segments. During the first quarter of 2023, the company won three single-award contracts worth more than $100 million each and several meaningful multiple-award IDIQ contracts. Shortly after the first quarter ended, Parsons received three additional single-award contracts valued at more than $100 million each.

▪
Awarded a new three-year $750 million State Department humanitarian support contract. Led by Xator, the $750 million ceiling single-award contract includes a one-year base period of $250 million and two one-year option periods valued at $250 million each. The company booked the first year of this contract for $250 million.
▪
Received an additional $214 million to continue overseeing the implementation of remediation projects on the Giant Mine program in Canada, which is one of the largest mine reclamation projects in the world.
▪
Awarded a new $164 million four-year contract by the Army Corps of Engineers to deliver a new Explosive Decomposition Chamber facility at Holston Army Ammunition Plant. This follows Parsons’ award of the Radford Army Ammunition Plant for a new Energetic Waste Incinerator / Contaminated Waste Processor. These strategic wins are part of the larger and broader 15-year and more than $16 billion Army Ammunition Plant Modernization Plan to modernize the United States’ depots, arsenals, and ammunition plants.
▪
Awarded a $94 million recompete contract to provide command, control, communications, computers, and capabilities development support services to the United States Cyber Command. This important contract provides support to expand full-spectrum military cyberspace operations. The period of performance is one 12-month base period with four 12-month options.
▪
Awarded prime positions on several multiple-award IDIQ vehicles including a $75 billion ceiling contract with the Department of Health and Human Services Administration for the provision and operation of Influx Care Facilities.
▪
After the end of Q1 2023, the company was awarded the recompete Technical Support Services Contract 5 by the Federal Aviation Administration (FAA). The $1.8 billion ceiling value contract will support the FAA’s Aviation System Capital Investment Plan and includes a base period of four years and two three-year option periods. Parsons has been the prime contractor for this work for more than two decades. With the Infrastructure Investment and Jobs Act, the FAA has $5 billion of additional funding for facilities-related work.
▪
After the end of Q1 2023, the company was awarded a new five-year single-award contract in the federal solutions segment from the General Services Administration with a potential value of $1.2 billion. This contract supports the Department of Defense and its strategic partners in delivering global quick reaction capabilities leveraging advanced technology solutions across the all-domain battlespace.
▪
After the first quarter of 2023 ended, the company was also awarded a new four year single-award contract for a transportation project valued at more than $100 million.

parsons.com	©Parsons Corporation. All Rights Reserved. 4

Additional Corporate Highlights

Parsons continues to build on its strong track record of acquiring and partnering with strategic companies in high-growth markets that broaden its portfolio and customer footprint. During the quarter, the company also won multiple awards for its hiring, diversity, and ethical business practices.

▪
Announced the IPKeys Power Partners acquisition to enhance the company’s critical infrastructure protection capabilities through comprehensive cloud-based cybersecurity, software solutions that operate at the intersection of information and operational technology, and technologies that will help accelerate the global clean energy transition.
▪
Named by Ethisphere as one of the 2023 World's Most Ethical Companies. The company has been honored with this recognition for 14 consecutive years.
▪
Established a strategic partnership with Microsoft to help organizations around the world enhance their digital transformation and cybersecurity capabilities. The partnership will build upon existing collaboration between the two companies, combining the power of Microsoft’s Azure cloud and artificial intelligence (AI) technologies with Parsons’ expertise in the national security and global infrastructure markets, unlocking efficiencies, improving security, and opening doors to innovation as both companies work to upgrade society’s infrastructure.
▪
Recognized by Minority Engineer Magazine’s Top 50 Diversity Employer List for 2023.
▪
Recognized by the Los Angeles Business Journal as the Diversity, Equity, and Inclusion Large Company of the Year.
▪
Recognized by The American Council of Engineering Companies of New York for the company's initiatives that attract, hire, and promote personal and professional growth opportunities for women, racial diversity, LGBTQ+ and other underrepresented people in the engineering industry in New York.

Fiscal Year 2023 Guidance

The company is increasing its fiscal year 2023 revenue, adjusted EBITDA, and cash flow from operations guidance ranges to reflect its strong first quarter operating performance and its outlook for the remainder of the year. The table below summarizes the company’s fiscal year 2023 guidance.

	Current Fiscal Year 2023 Guidance	Prior Fiscal Year 2023 Guidance
Revenue	$4.5 billion - $4.7 billion	$4.375 billion - $4.575 billion
Adjusted EBITDA including non-controlling interest	$375 million - $415 million	$365 million - $405 million
Cash Flow from Operating Activities	$275 million - $335 million	$270 million - $330 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2023.

Conference Call Information

Parsons will host a conference call today, May 3, 2023, at 8:00 a.m. ET to discuss the financial results for its first quarter 2023.

Listeners may access a webcast of the live conference call from the Investor Relations section of the company's website at www.Parsons.com. Listeners may also access a slide presentation on the website, which summarizes the

parsons.com	©Parsons Corporation. All Rights Reserved. 5

company’s first quarter 2023 results. Listeners should go to the website 15 minutes before the live event to download and install any necessary audio software.

Listeners may also participate in the conference call by dialing +1 833-634-2602 (domestic) or +1 412-902-4114 (international). No passcode is required.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year. A telephonic replay also will be available through May 10, 2023, at +1 877-344-7529 (domestic) or +1 412-317-0088 (international) and entering passcode 2235905.

About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and intelligence, space and missile defense, transportation, environmental remediation, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in

parsons.com	©Parsons Corporation. All Rights Reserved. 6

our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2022, on Form 10-K, filed on February 17, 2023, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	March 31, 2023	March 31, 2022
Revenue	$1,173,466	$949,069
Direct cost of contracts	917,188	733,900
Equity in (losses) earnings of unconsolidated joint ventures	(5,840)	5,598
Selling, general and administrative expenses	199,308	185,077
Operating income	51,130	35,690
Interest income	793	65
Interest expense	(6,458)	(3,938)
Other income (expense), net	1,314	145
Total other income (expense)	(4,351)	(3,728)
Income before income tax expense	46,779	31,962
Income tax expense	(11,503)	(8,119)
Net income including noncontrolling interests	35,276	23,843
Net income attributable to noncontrolling interests	(9,723)	(3,176)
Net income attributable to Parsons Corporation	$25,553	$20,667
Earnings per share:
Basic	$0.24	$0.20
Diluted	$0.23	$0.19

Weighted average number shares used to compute basic and diluted EPS

(In thousands) (Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Basic weighted average number of shares outstanding	104,805	103,769
Stock-based awards	1,032	780
Convertible senior notes	8,917	8,917
Diluted weighted average number of shares outstanding	114,754	113,466

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(In thousands) (Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Net income attributable to Parsons Corporation	$25,553	$20,667
Convertible senior notes if-converted method interest adjustment	551	540
Diluted net income attributable to Parsons Corporation	$26,104	$21,207

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (including $96,662 and $53,193 Cash of consolidated joint ventures)	$220,439	$262,539
Accounts receivable, net (including $212,924 and $217,419 Accounts receivable of consolidated joint ventures, net)	763,720	717,345
Contract assets (including $9,285 and $11,313 Contract assets of consolidated joint ventures)	683,631	634,033
Prepaid expenses and other current assets (including $12,871 and $7,913 Prepaid expenses and other current assets of consolidated joint ventures)	133,553	105,866
Total current assets	1,801,343	1,719,783

Property and equipment, net (including $3,083 and $2,543 Property and equipment of consolidated joint ventures, net)	94,759	96,050
Right of use assets, operating leases (including $6,863 and $6,315 Right of use assets, operating leases of consolidated joint ventures)	148,095	155,090
Goodwill	1,661,913	1,661,850
Investments in and advances to unconsolidated joint ventures	107,416	107,425
Intangible assets, net	236,117	254,127
Deferred tax assets	140,366	137,709
Other noncurrent assets	65,797	66,108
Total assets	$4,255,806	$4,198,142

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $45,581 and $49,078 Accounts payable of consolidated joint ventures)	$209,462	$201,428
Accrued expenses and other current liabilities (including $128,145 and $102,417 Accrued expenses and other current liabilities of consolidated joint ventures)	635,089	630,193
Contract liabilities (including $39,958 and $40,654 Contract liabilities of consolidated joint ventures)	229,225	213,064
Short-term lease liabilities, operating leases (including $2,992 and $2,552 Short-term lease liabilities, operating leases of consolidated joint ventures)	55,606	59,144
Income taxes payable	10,689	4,290
Total current liabilities	1,140,071	1,108,119

Long-term employee incentives	18,599	17,375
Long-term debt	744,140	743,605
Long-term lease liabilities, operating leases (including $3,871 and $3,763 Long-term lease liabilities, operating leases of consolidated joint ventures)	107,482	111,417
Deferred tax liabilities	12,555	12,471
Other long-term liabilities	107,429	109,220
Total liabilities	2,130,276	2,102,207
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,243,639 and 146,132,016 shares issued; 42,248,807 and 40,960,845 public shares outstanding; 62,565,812 and 63,742,151 ESOP shares outstanding	146,244	146,132
Treasury stock, 41,429,020 shares at cost	(844,936)	(844,936)
Additional paid-in capital	2,712,167	2,717,134
Retained earnings	68,429	43,089
Accumulated other comprehensive loss	(18,025)	(17,849)
Total Parsons Corporation shareholders' equity	2,063,879	2,043,570
Noncontrolling interests	61,651	52,365
Total shareholders' equity	2,125,530	2,095,935
Total liabilities and shareholders' equity	$4,255,806	$4,198,142

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2023	March 31, 2022
Cash flows from operating activities:
Net income including noncontrolling interests	$35,276	$23,843
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	28,359	30,509
Amortization of debt issue costs	657	649
Gain on disposal of property and equipment	(3)	(39)
Provision for doubtful accounts	-	(3)
Deferred taxes	(2,586)	(2,566)
Foreign currency transaction gains and losses	(290)	882
Equity in losses (earnings) of unconsolidated joint ventures	5,840	(5,598)
Return on investments in unconsolidated joint ventures	7,793	11,874
Stock-based compensation	6,992	3,898
Contributions of treasury stock	14,435	13,054
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	(47,482)	(46,690)
Contract assets	(49,098)	(21,212)
Prepaid expenses and other assets	(27,948)	4,496
Accounts payable	8,009	(39,342)
Accrued expenses and other current liabilities	(10,898)	(4,134)
Contract liabilities	16,113	945
Income taxes	6,408	4,706
Other long-term liabilities	(567)	(986)
Net cash used in operating activities	(8,990)	(25,714)
Cash flows from investing activities:
Capital expenditures	(8,146)	(4,473)
Proceeds from sale of property and equipment	19	112
Investments in unconsolidated joint ventures	(13,016)	(9,713)
Return of investments in unconsolidated joint ventures	-	644
Proceeds from sales of investments in unconsolidated joint ventures	381	-
Net cash used in investing activities	(20,762)	(13,430)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	5,700	-
Repayments of borrowings under credit agreement	(5,700)	-
Contributions by noncontrolling interests	200	1,226
Distributions to noncontrolling interests	(638)	(8,309)
Repurchases of common stock	(6,000)	(5,548)
Taxes paid on vested stock	(6,064)	(5,771)
Net cash used in financing activities	(12,502)	(18,402)
Effect of exchange rate changes	154	425
Net decrease in cash, cash equivalents, and restricted cash	(42,100)	(57,121)
Cash, cash equivalents and restricted cash:
Beginning of year	262,539	343,883
End of period	$220,439	$286,762

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Contract Awards

(in thousands)

	Three Months Ended
	March 31, 2023	March 31, 2022
Federal Solutions	$695,644	$456,888
Critical Infrastructure	686,585	460,268
Total Awards	$1,382,229	$917,156

Backlog

(in thousands)

	March 31, 2023	March 31, 2022
Federal Solutions:
Funded	$1,694,740	$1,300,476
Unfunded	3,175,568	3,883,550
Total Federal Solutions	4,870,308	5,184,026
Critical Infrastructure:
Funded	3,445,068	2,976,099
Unfunded	49,866	64,660
Total Critical Infrastructure	3,494,934	3,040,759
Total Backlog	$8,365,242	$8,224,785

Book-To-Bill Ratio1:

	Three Months Ended
	March 31, 2023	March 31, 2022
Federal Solutions	1.1	0.9
Critical Infrastructure	1.3	1.0
Overall	1.2	1.0

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

1 Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended
	March 31, 2023	March 31, 2022
Net income attributable to Parsons Corporation	$25,553	$20,667
Interest expense, net	5,665	3,873
Income tax provision (benefit)	11,503	8,119
Depreciation and amortization (a)	28,359	30,509
Net income attributable to noncontrolling interests	9,723	3,176
Equity-based compensation	6,703	3,898
Transaction-related costs (b)	1,618	2,398
Restructuring (c)	546	213
Other (d)	721	1,395
Adjusted EBITDA	$90,391	$74,248

(a)
Depreciation and amortization for the three months ended March 31, 2023, is $24.0 million in the Federal Solutions Segment and $4.4 million in the Critical Infrastructure Segment. Depreciation and amortization for the three months ended March 31, 2022, is $26.2 million in the Federal Solutions Segment and $4.3 million in the Critical Infrastructure Segment.
(b)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)
Reflects costs associated with and related to our corporate restructuring initiatives.
(d)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended
	March 31, 2023	March 31, 2022
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$56,148	$42,638
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	85	117
Federal Solutions Adjusted EBITDA including noncontrolling interests	$56,233	$42,755

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	24,357	28,315
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	9,801	3,178
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$34,158	$31,493

Total Adjusted EBITDA including noncontrolling interests	$90,391	$74,248

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended
	March 31, 2023	March 31, 2022
Net income attributable to Parsons Corporation	$25,553	$20,667
Acquisition related intangible asset amortization	18,009	20,090
Equity-based compensation	6,703	3,898
Transaction-related costs (a)	1,618	2,398
Restructuring (b)	546	213
Other (c)	721	1,395
Tax effect on adjustments	(7,349)	(6,672)
Adjusted net income attributable to Parsons Corporation	45,801	41,989
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	104,805	103,769
Weighted-average number of diluted shares outstanding (d)	105,837	104,548
Adjusted net income attributable to Parsons Corporation per basic share	$0.44	$0.40
Adjusted net income attributable to Parsons Corporation per diluted share	$0.43	$0.40

(a)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)
Reflects costs associated with and related to our corporate restructuring initiatives.
(c)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(d)
Excludes dilutive effect of convertible senior notes due to bond hedge.

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